                                                                Exhibit 99.1

News                                                                     TXU
Release
-------------------------------------------------------------------------------
1601 Bryan Street
Dallas, Texas 75201-3411

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------


                   TXU Delivers Strong Second Quarter Results

o Second quarter 2003 earnings from continuing operations, net of preference stock dividends: $171 million, $0.49 per diluted share, exceeds market expectations of approximately $0.35.
o Second quarter 2003 net income available to common stock: $105 million, $0.31 per diluted share, which includes a charge of $0.18 related to discontinued operations.
o Full year 2003 guidance for earnings from continuing operations before cumulative effect of changes in accounting principles remains at $2.00 to $2.10 per diluted share of common stock with focus on further efficiency and excellence in core operations, debt reduction, and strengthening credit.

DALLAS - July 31, 2003 - TXU (NYSE: TXU) announced today that earnings from continuing operations, net of preference stock dividends, for the second quarter ended June 30, 2003 were $171 million, or $0.49 per diluted share of common stock. This compares to expectations of $0.35 per diluted share and to earnings from continuing operations for the second quarter of 2002 of $172 million or $0.64 per diluted share of common stock.

Including the discontinued telecommunications business, second quarter 2003 earnings were $105 million, or $0.31 per diluted share of common stock. TXU announced its intent to sell its telecommunications business in May 2003, and expects the sale to be completed during the first half of 2004. Second quarter 2002 reported earnings, including the discontinued Europe operations, were $195 million, or $0.73 per diluted share of common stock.

"TXU's second quarter results exceeded expectations and confirmed that the company is executing successfully on its 2003 plan," said Dan Farell, chief financial officer. "We continue to deliver on our initiatives of enhancing credit, reducing debt, lowering costs and aggressively defending and building upon our leadership positions in Texas and Australia."

Major factors in the quarter-to-quarter comparison of earnings per share of common stock (diluted) include an increase in the number of common shares outstanding as a result of issuances of common stock in May, August and December 2002, an increase in diluted shares due to the issuance in November 2002 of subordinated notes exchangeable into TXU Corp. common stock, and increased interest expense resulting from more permanent financing and strengthened liquidity. Available liquidity (cash and credit facilities) is currently more than $3 billion. Lower costs (operating costs and selling, general and administrative expenses), driven by the company's cost initiative programs, more than offset decreased contribution margin (revenues less cost of energy sales and delivery fees). Results from each of the segments are discussed further below.

Earnings from continuing operations before cumulative effect of changes in accounting principles, net of preference stock dividends, for the year-to-date period ended June 30, 2003 were $282 million, or $0.82 per diluted share of common stock, as compared to $424 million or $1.59 per diluted share of common stock for the year-to-date period ended June 30, 2002. Including discontinued operations and the cumulative effect of changes in accounting principles, year-to-date 2003 earnings were $145 million, or $0.45 per diluted share of common stock, as compared to $445 million, or $1.67 per diluted share in the 2002 period.

Business Segment Results

The North America Energy segment delivered $154 million of net income in the second quarter of 2003 compared to $183 million in the second quarter of 2002. This segment contains the company's generation, portfolio management, and retail operations, primarily in Texas. The lower results were mainly driven by decreased contribution margin and higher interest expense. The results benefited from lower expenses as a result of the company's cost reduction initiatives and reduced depreciation expense related primarily to extending the useful life of the company's nuclear plant as a result of a review of depreciable lives of all of the company's generation fleet.

The North America Energy Delivery segment provided $36 million of net income in the second quarter of 2003 compared to $41 million in the second quarter of 2002. This segment includes the electric transmission and distribution assets as well as the company's natural gas pipeline and distribution business. Natural gas delivery results improved by $8 million as a result of decreased interest expense and increased contribution margin as a result of improved rate structures, somewhat offset by increased revenue related taxes. Electric delivery results declined $13 million primarily as a result of increased interest expense due to more permanent financing and reduced reliance on bank borrowings.

Net income contribution from Australia was $26 million in the second quarter of 2003, an increase of $16 million from the prior year period. This segment includes the company's generation, portfolio management, retail, and gas and electricity delivery operations in Australia. Results benefited from increased electricity sales revenues driven primarily by customer growth, lower wholesale power costs and favorable foreign exchange rate movements.

2003 Earnings Guidance

TXU's guidance for full year earnings from continuing operations before cumulative effect of changes in accounting principles remains unchanged at $2.00 to $2.10 per share. Earnings for the third quarter are expected to be around $0.90.

Conference Call

TXU's quarterly earnings teleconference with financial analysts is scheduled for 9 a.m. Central (10 a.m. Eastern) today. The teleconference will be broadcast live on the TXU web site (www.txucorp.com) in the Investor Resources section for any parties who wish to listen, and a replay will be available on the web site approximately two hours after the teleconference is completed. Consolidated and segment condensed income statements and operating and financial statistics and consolidated balance sheet and cash flow statements are also available on the web site at www.txucorp.com in the Investor Resources section.

Quarterly Analyst Meeting

In addition, TXU will web cast live at www.txucorp.com its regular quarterly meeting with analysts in New York City on Thursday, August 7, 2003, at
8:30 a.m. Eastern (7:30 a.m. Central) and will have a replay available on the web site later that day.

For analysts who wish to attend the quarterly meeting in New York City, it will begin promptly at 8:30 a.m. Eastern in the St. Regis Roof Room on the 20th floor of the St. Regis Hotel (located at 2 East 55th Street).

TXU will also host a meeting for analysts in Boston at 1:30 p.m. Eastern Time on August 7, 2003, at the Boston Harbor Hotel (located at 70 Rowes Wharf on Atlantic Avenue).

Analysts who would like to attend one of these analyst meetings should RSVP to Sherri Cox at scox2@txu.com, 214/812-4901, or via fax at 214/812-3366. Please indicate your meeting preference.

TXU is a major energy company with operations in North America and Australia. TXU manages a diverse energy portfolio with a strategic mix of over $31 billion of assets. TXU's distinctive business model for competitive markets integrates generation, portfolio management, and retail into one single business. The regulated electric and natural gas distribution and transmission businesses complement the competitive operations, using asset management skills developed over more than a hundred years, to provide reliable energy delivery to consumers and earnings and cash flow for stakeholders. In its primary market of Texas, TXU's portfolio includes 19,000 megawatts of generation and additional contracted capacity with a fuel mix of coal/lignite, natural gas/oil, nuclear power and wind. TXU serves more than five million customers in North America and Australia, including 2.6 million competitive electric customers in Texas where it is the leading energy retailer. Visit www.txucorp.com for more information about TXU.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings. The risks and uncertainties set forth in the company's SEC filings include TXU's ability to negotiate satisfactory terms and obtain all necessary governmental and other approvals and consents for the sale of TXU Communications, prevailing government policies on environmental, tax or accounting matters, regulatory and rating agency actions, weather conditions, unanticipated population growth or decline and changes in market demand and demographic patterns, changing competition for customers including the deregulation of the U.S. electric utility industry and the entry of new competitors, pricing and transportation of crude oil, natural gas and other commodities, financial and capital market conditions, unanticipated changes in operating expenses and capital expenditures, legal and administrative proceedings and settlements, inability of the various counterparties to meet their obligations with respect to financial instruments, and changes in technology used and services offered by TXU Corp.

                                           -  END -

Investor Relations:
Tim Hogan                       Laura Conn                     Rose Blessing
214/812-4641                    214/812-3127                   214/812-2498
thogan@txu.com                  laura.conn@txu.com           rblessing@txu.com

Media:
Carol Peters                    Joan Hunter
214/812-5924                    214/812-4071
cpeters@txu.com                jhunter@txu.com